Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Corporation Announces Second Quarter 2016 Financial Results

Company Raises 2016 Net Sales Guidance

Laguna Hills, CA — August 1, 2016 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the second quarter ended June 30, 2016.  Key highlights include:

•      Achieved 61% net sales growth to $28.6 million in the second quarter of 2016, compared to $17.8 million in the second quarter of 2015

•      Expanded gross margin to 85% in the second quarter of 2016, compared to 82% in the second quarter of 2015

•      Reported net income attributable to Glaukos Corporation of $2.3 million, or $0.06 per diluted share, in the second quarter of 2016, compared to a net loss attributable to Glaukos Corporation of $31.9 million, or a loss of $10.96 per diluted share, in the second quarter of 2015

•      Raised 2016 net sales guidance to a range of $105 million to $107 million from prior guidance range of $100 million to $102 million

“We are extremely pleased and excited about the way ophthalmic surgeons are embracing our flagship iStent® Trabecular Micro Bypass stent to effectively manage glaucoma patients’ intraocular pressure,” said Thomas Burns, president and chief executive officer of Glaukos.  “Our second quarter results illustrate the continuing momentum of iStent’s adoption ramp, driven by our efforts to grow our customer base, expand the body of clinical evidence that demonstrates iStent’s reliable performance and extend our reach to key international markets.”

Second Quarter 2016 Financial Results

Net sales rose 61% in the second quarter of 2016 to $28.6 million, compared to $17.8 million in the same period in 2015.  The growth primarily reflected increased iStent utilization across the company’s expanding customer base.

Gross margin for the second quarter of 2016 rose to approximately 85%, compared to approximately 82% in the same period in 2015.  The company’s ability to leverage its fixed manufacturing costs and intangible asset amortization relative to its higher sales contributed to the increase in gross margin in the second quarter, along with the 2016-2017 suspension of the medical device excise tax under the PATH (Protecting Americans from Tax Hikes) Act.

Operating expenses for the second quarter of 2016 were $22.1 million, up 11% compared to $19.9 million in the same period of 2015.  Growth in operating expenses continues to reflect the company’s ongoing expansion of its global infrastructure with the addition of foreign subsidiaries and increase in domestic sales, marketing and administrative personnel.

Income from operations was $2.1 million in the second quarter of 2016, compared to a loss from operations of $5.4 million in the second quarter of 2015.  Net income attributable to Glaukos Corporation in the second quarter of 2016 was $2.3 million, compared to a net loss attributable to Glaukos Corporation of $31.9 million in the second quarter of 2015, which included a $25.7 million charge associated with the acquisition of the iDose product line and related assets from DOSE Medical Corporation in June 2015.  Diluted net income per share for the second quarter of 2016 was $0.06, compared to a diluted net loss per share of $10.96 in the second quarter of 2015.

2016 Revenue Guidance

The company raised its 2016 net sales guidance to a range of $105 million to $107 million from its prior guidance of $100 million to $102 million.  The revised guidance implies growth in 2016 net sales of approximately 46% to 49%, compared to 2015.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the results.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 877-201-0168 (U.S.) or 647-788-4901 (international) and enter Conference ID 48979932.  A replay of the webcast will be archived on the company’s website immediately following completion of the call and will be available until November 1, 2016.

About Glaukos

Glaukos Corporation (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.  Important information about the risks and benefits of our products is available on our website at www.glaukos.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including the company’s revised revenue guidance for 2016.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation.  These potential risks and uncertainties include, without limitation, uncertainties about our ability to maintain profitability; our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance of our products; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 30, 2016 filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which we expect to file on or before August 5, 2016. Our filings with the Securities and Exchange Commission are available in the Investor section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$28,556	$17,754	$51,648	$32,420
Cost of sales	4,359	3,281	7,480	6,075
Gross profit	24,197	14,473	44,168	26,345
Operating expenses:
Selling, general and administrative	15,120	12,516	27,408	20,332
Research and development	6,955	7,339	14,017	12,579
Total operating expenses	22,075	19,855	41,425	32,911
Income (loss) from operations	2,122	(5,382)	2,743	(6,566)
Other income (expense), net
Interest and other income	286	—	621	—
Loss on deconsolidation of DOSE	—	(25,685)	—	(25,685)
Interest and other expense, net	(76)	(293)	(178)	(562)
Change in fair value of stock warrant liability	—	(1,152)	43	(1,161)
Total other income (expense), net	210	(27,130)	486	(27,408)
Income (loss) before taxes	2,332	(32,512)	3,229	(33,974)
Provision for income taxes	—	—	—	—
Net income (loss)	2,332	(32,512)	3,229	(33,974)
Net loss attributable to noncontrolling interest	—	(584)	—	(1,080)
Net income (loss) attributable to Glaukos Corporation	$2,332	$(31,928)	$3,229	$(32,894)
Basic net income (loss) per share attributable to Glaukos Corporation stockholders	$0.07	$(10.96)	$0.10	$(12.35)
Diluted net income (loss) per share attributable to Glaukos Corporation stockholders	$0.06	$(10.96)	$0.09	$(12.35)
Weighted average shares used to compute basic net income (loss) per share attributable to Glaukos Corporation stockholders	32,652	2,912	32,477	2,663
Weighted average shares used to compute diluted net income (loss) per share attributable to Glaukos Corporation stockholders	36,182	2,912	35,975	2,663

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,339	$21,572
Short-term investments	81,588	69,552
Accounts receivable, net	11,617	7,549
Inventory	5,511	4,097
Prepaid expenses and other current assets	1,430	1,290
Restricted cash	80	80
Total current assets	112,565	104,140
Property and equipment, net	2,985	2,154
Intangible assets, net	8,392	10,218
Deposits and other assets	156	149
Total assets	$124,098	$116,661

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,614	$3,626
Accrued liabilities	8,808	7,793
Long-term debt, current portion	5,286	8,931
Deferred rent	21	12
Total current liabilities	18,729	20,362
Long-term debt, less current portion	—	765
Stock warrant liability	—	105
Other liabilities	231	238
Total liabilities	18,960	21,470

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized at June 30, 2016 and December 31, 2015; no shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 150,000 shares authorized at June 30, 2016 and December 31, 2015; 32,947 and 32,209 shares issued and 32,919 and 32,181 shares outstanding at June 30, 2016 and December 31, 2015, respectively	33	32
Additional paid-in capital	298,678	291,853
Accumulated other comprehensive (loss) income	(57)	51
Accumulated deficit	(193,384)	(196,613)
	105,270	95,323
Less treasury stock (28 shares as of June 30, 2016 and December 31, 2015)	(132)	(132)
Total stockholders’ equity	105,138	95,191
Total liabilities and stockholders’ equity	$124,098	$116,661

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